EXHIBIT 99.1

Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

Whirlpool Corporation increases quarterly dividend by 10%

BENTON HARBOR, Mich. - April 17, 2017 - Today Whirlpool Corporation’s board of directors approved a 10 percent increase in the quarterly dividend on the company’s common stock to $1.10 per share from $1.00 per share. The dividend is payable June 15, 2017, to stockholders of record at the close of business on May 19, 2017.

“This dividend increase represents our continuing commitment to enhance returns for shareholders and our confidence in the strength of our business,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We remain focused on creating long-term value and returning strong levels of cash to our shareholders while funding our brands and innovation programs.”

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at WhirlpoolCorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Corporation Additional Information
This document contains forward-looking statements regarding long-term value creation and cash return to shareholders. Actual events or results may differ materially from those statements as a result a many factors, including the company’s ability to execute on its long-term plans. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, including the information set forth under the caption "Risk Factors."

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